EXHIBIT 8.1

[Letterhead of Katten Muchin Rosenman LLP]

December 9, 2016
Founders Bancorp
237 Higuera Street
San Luis Obispo, CA 93401

Gentlemen:
We are acting as special tax counsel to Founders Bancorp, a California corporation (“Founders”), in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of October 29, 2016 (the “Merger Agreement”), by and between Founders and Heartland Financial USA, Inc., a Delaware corporation (“Heartland”), and have participated in the preparation of the registration statement being filed by Heartland with the Securities and Exchange Commission (“SEC”) on Form S-4 under the Securities Act of 1933 (the “Registration Statement”) on or about the date hereof.
Each capitalized term used and not otherwise defined herein has the meaning ascribed to it in the Merger Agreement. References to any agreement or document include all schedules and exhibits thereto.
In rendering our opinion, we have examined and relied on, with your consent, (i) the Registration Statement, (ii) the Merger Agreement, (iii) the representations and certifications made by Founders and Heartland in their respective letters, dated on or about the date hereof, delivered to us for purposes of this opinion (the “Representation Letters”) and (iv) such other documents as we have deemed necessary or appropriate to review for purposes of our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicate or certified or conformed copies and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.
In rendering this opinion, we have assumed, with your consent, that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement (without waiver or modification of any provision thereof), (ii) the statements concerning the Merger set forth in the Merger Agreement, the Registration Statement and the other documents described therein are true, complete and correct and will be true, complete and correct as of the Effective Time, (iii) each of the representations and certifications made in the future tense by each of Founders and Heartland in their Representation Letters will be true, complete and correct at the time or times contemplated by such representation or certification, (iv) the representations and certifications made by Founders and Heartland in their Representation Letters are true, complete and correct and will be true, complete and correct as of the Effective Time and (v) any representations or certifications made in the Representation Letters or the Merger Agreement qualified by belief, knowledge, materiality or any similar qualification are true, correct and complete without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants and obligations contained in the Merger Agreement and the other documents described therein. If any of these assumptions is untrue in any material respect, our opinion as expressed below may be adversely affected and may not be relied upon.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, published positions of the Internal Revenue Service, case law and other applicable authorities, all as in effect on the date of this opinion and any of which may be changed at any time with retroactive effect. Any change in applicable laws or authorities or the facts and circumstances relating to the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinion is limited to the tax matters specifically covered hereby. No opinion should be inferred as to (i) any other tax consequences of the Merger or any action taken in connection therewith or (ii) the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than federal income tax law.
Based upon and subject to the foregoing and to the assumptions and limitations set forth herein and in the Registration Statement under “THE MERGER-Material United States Federal Income Tax Consequences of the Merger”, we hereby state that the material U.S. federal income tax consequences of the Merger to a “U.S. holder” (as defined in the Registration Statement) of Founders common stock set forth in the discussion under that caption are our opinion.
We hereby consent to the filing of this opinion with the SEC as Exhibit 8.1 to the Registration Statement. We also consent to the references to our firm under the captions “THE MERGER--Material United States Federal Income Tax Consequences of the Merger” and “CERTAIN OPINIONS” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC.

Very truly yours,

/s/ KATTEN MUCHIN ROSENMAN LLP
JED:ml